SANFORD C. BERNSTEIN FUND, INC.
NSAR-A Filing - Six Months Ending
March 31,2000
ATTACHMENTS TO ITEM 77Q1(a)

SANFORD C. BERNSTEIN FUND, INC.
ARTICLES SUPPLEMENTARY

Sanford C. Bernstein Fund, Inc., a Maryland corporation, having its principal office
c/o the Prentice-Hall Corporation System,
Maryland, 11 East Chase Street, Baltimore,
Maryland 21202 (hereinafter called the
"Corporation"), hereby certifies to the
State Department of Assessments and Taxation of Maryland that:

FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is two billion (2,000,000,000) shares, of the par value of one tenth of one cent $.001 (the "Shares"), and of the aggregate par value of two million dollars ($2,000,000).

SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Charter of the Corporation, the Board of Directors has duly designated and established the following classes of shares:

Bernstein Government
Short Duration			100,000,000 shares

Bernstein Short
Duration Plus			100,000,000 shares

Bernstein Diversified
Municipal				200,000,000 shares

Bernstein Intermediate
Duration				300,000,000 shares

Bernstein New York
Municipal				100,000,000 shares

Bernstein California
Municipal				100,000,000 shares

Bernstein Short Duration
California Municipal 		 50,000,000 shares

Bernstein Short Duration
Diversified Municipal		 50,000,000 shares

Bernstein Short Duration
New York Municipal		 50,000,000 shares

Bernstein Tax- Managed
International Value		400,000,000 shares

Bernstein Emerging
Markets Value			100,000,000 shares

Bernstein International
Value	 II				300,000,000 shares

The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of all such classes are as set forth in paragraph (b) of Section 1 of Article V of the Charter of the Corporation.

THIRD: The Corporation is registered as an open-end company under the Investment Company
Act of 1940.

FOURTH: The total number and par value of shares of capital stock that the Corporation has authority to issue has not been changed by the Board of Directors.

The undersigned, President of Sanford C.
Bernstein Fund, Inc., has signed these Articles
Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, these Articles Supplementary have been executed on behalf of Sanford C.
Bernstein Fund, Inc. this 11th day of February,
2000.

SANFORD C. BERNSTEIN FUND, INC.
By: /s/Roger Hertog, President

Attest:
By: /s/Jean Margo Reid, Secretary